Exhibit 99.1

Media Release
Peabody Reports Results for the Quarter Ended September 30, 2026
Centurion Achieves Targeted Third Quarter Sales Volume

Seaborne Margins Expand on Higher Pricing, All Segments Report Positive Adjusted EBITDA

Anticipating Stronger Fourth Quarter Production and Free Cash Flow
ST. LOUIS, November 4, 2026 – Peabody (NYSE: BTU) today reported net income attributable to common stockholders of $(32.8) million, or $(0.27) per diluted share, for the third quarter of 2026, compared to $(70.1) million, or $(0.58) per diluted share, in the prior-year quarter. Peabody reported Adjusted EBITDA1 of $97.5 million in the third quarter of 2026 compared to $99.5 million in the prior-year quarter.
"The third quarter demonstrated improving momentum across the portfolio with all segments reporting positive Adjusted EBITDA while our seaborne operations benefited from higher pricing. During the quarter, we worked through higher-cost faulted conditions at Centurion, which slowed advance rates, although the mine still reached its third quarter sales targets," said Jim Grech, President and Chief Executive Officer. "Looking ahead to the fourth quarter, our priorities remain operating safely, clearing the faulted zone at Centurion, and improving free cash flow as seaborne markets remain strong.”
Highlights
•Centurion shipped 0.58 million tons in the quarter.

•Adjusted EBITDA increased to $97.5 million, reflecting improved results across thermal operations and higher seaborne pricing.

•Seaborne Thermal Adjusted EBITDA increased 26 percent quarter over quarter to $65.5 million, while margin per ton increased to $21.05 on higher realized export prices.

•Seaborne Metallurgical returned to positive Adjusted EBITDA of $5.2 million supported by improved realized pricing; sales of 2.2 million tons exceeded targets.

•Repurchased $38.9 million of 2028 convertible notes, effectively repurchasing 0.7 million shares, and issued a cash redemption notice for the remaining $39.9 million of outstanding 2028 convertible notes.

•Recognized by the Office of Surface Mining Reclamation and Enforcement with 2026 Excellence in Surface Coal Mining Reclamation National Award, the highest honor given to coal mining companies for exemplary reclamation in the United States.

•Declared a quarterly dividend of $0.075 per share on November 4, 2026, payable on December 9, 2026, to stockholders of record on November 19, 2026.
1 Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reportable segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes herein for a reconciliation and definition of non-GAAP financial measures.

Third Quarter Segment Performance

Seaborne Thermal
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Tons sold (in millions)	3.1	3.0	4.1	9.1	12.1
Export	2.0	1.9	2.8	5.8	7.8
Domestic	1.1	1.1	1.3	3.3	4.3
Revenue per Ton	$77.63	$74.85	$59.25	$73.13	$57.93
Export - Avg. Realized Price per Ton	100.37	95.87	76.54	94.34	76.55
Domestic - Avg. Realized Price per Ton	36.15	36.69	24.62	35.16	24.59
Costs per Ton	56.58	57.93	49.23	54.99	44.85
Adjusted EBITDA Margin per Ton	$21.05	$16.92	$10.02	$18.14	$13.08
Adjusted EBITDA (in millions)	$65.5	$52.1	$41.0	$166.1	$158.7
Seaborne Thermal shipments were 0.1 million tons higher than anticipated, while costs per ton of $56.58 were in line with expectations. The segment generated Adjusted EBITDA of $65.5 million in the third quarter, a 26 percent increase from the prior quarter and a 60 percent increase from the prior year period. Revenue per export ton increased to over $100, resulting in significant margin expansion compared to the second quarter and prior year period.

Seaborne Metallurgical
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Tons sold (in millions)	2.2	2.5	2.1	6.7	6.1
Revenue per Ton	$164.83	$148.04	$121.34	$150.63	$120.08
Costs per Ton	162.45	155.08	108.31	153.44	114.86
Adjusted EBITDA Margin per Ton	$2.38	$(7.04)	$13.03	$(2.81)	$5.22
Adjusted EBITDA (in millions)	$5.2	$(17.0)	$27.8	$(18.8)	$31.8
Seaborne Metallurgical sales volume of 2.2 million tons were above expectations, driven by strong production at Metropolitan following the successful completion of a longwall move. The segment returned to positive Adjusted EBITDA as realized pricing improved nearly $17 per ton quarter over quarter. Costs per ton of $162.45 were elevated above company expectations due to working through higher-cost faulted conditions at Centurion.

Powder River Basin
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Tons sold (in millions)	19.6	16.4	22.6	57.2	62.2
Revenue per Ton	$13.71	$13.63	$13.36	$13.66	$13.72
Costs per Ton	12.94	14.06	11.07	13.11	11.61
Adjusted EBITDA Margin per Ton	$0.77	$(0.43)	$2.29	$0.55	$2.11
Adjusted EBITDA (in millions)	$15.0	$(7.1)	$51.7	$31.6	$131.0
Powder River Basin sales volumes of 19.6 million tons were below company targets due to lower-than-anticipated coal burn. Costs per ton improved 8 percent quarter over quarter to $12.94, though higher diesel prices and lower-than-expected shipments continued to impact costs.

Other U.S. Thermal
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Tons sold (in millions)	3.4	3.0	3.7	9.7	9.7
Revenue per Ton	$59.53	$55.26	$51.77	$56.96	$53.27
Costs per Ton	52.18	46.13	49.90	47.69	47.76
Adjusted EBITDA Margin per Ton	$7.35	$9.13	$1.87	$9.27	$5.51
Adjusted EBITDA (in millions)	$25.5	$26.9	$6.9	$90.2	$53.3

Other U.S. Thermal delivered 3.4 million tons, which was below expectations and contributed to higher costs per ton of $52.18. Revenue per ton increased 8 percent quarter over quarter to $59.53 resulting in Adjusted EBITDA of $25.5 million.

Centurion Update

Centurion achieved its targeted third quarter sales volume while working through continued geological challenges. Late in the quarter, the longwall encountered more problematic faulting than anticipated across multiple areas of the panel, which is constraining production and equipment performance as the operation safely works through these conditions. Increased geological complexity impacted longwall performance in October, with production of approximately 45,000 tons for the month, and the company expects fourth quarter sales volume between 0.3 and 0.5 million tons.

The company now has a clearer understanding of how the current longwall configuration performs in these conditions and has identified targeted engineering modifications. These include a base-lift power increase, estimated at $1.5 to $2 million, to be completed during scheduled maintenance in the current panel, and a two-stage flipper, estimated at $5 to $10 million, to be installed during the next longwall move, now expected in the third quarter of 2027.

Financial Update

At September 30, 2026, the company had $434 million cash and liquidity of $887 million.

During the third quarter, the company repurchased $38.9 million of 2028 convertible notes for cash consideration of $58.1 million, effectively repurchasing an additional 0.7 million shares. Together with the second quarter repurchase of 2028 convertible notes, the company has effectively repurchased 5.7 million shares in 2026. Peabody also announced the redemption of the remaining $39.9 million of 2028 convertible notes, to be completed in November 2026, and has elected to settle any conversion obligation with cash.

"These opportunistic actions reflect our continued focus on shareholder value," said Mark Spurbeck, Chief Financial Officer. “Eliminating the remaining 2028 convertible notes with cash continues our policy of returning capital to shareholders and reduces shareholder dilution by 4 million shares while preserving financial flexibility as operating performance improves.”

The repurchase of convertible notes resulted in a $3.3 million charge to third-quarter earnings. The cash-settlement commitment resulted in recognition of a $20.7 million derivative liability and corresponding debt discount. Third-quarter results included approximately $4.4 million of interest expense related to debt discount amortization and a $7.2 million mark-to-market gain on the derivative liability.
Fourth Quarter 2026 Outlook
Seaborne Thermal
•Volume is expected to be 3.6—3.8 million tons, including 2.5—2.7 million export tons. ~1.6 million tons of Newcastle product and ~0.8 million tons of high ash product are unpriced. Costs are anticipated to be $46—$51 per ton.
Seaborne Metallurgical

•Seaborne met volume is expected to be 2.2—2.4 million tons. Sales are anticipated to achieve approximately 70 percent of the premium hard coking coal price index. Costs are anticipated to be $150—$160 per ton.
U.S. Thermal
•PRB volume is expected to be 19.5—21.5 million tons at an average price of $13.75 per ton and costs of approximately $13.00—$13.50 per ton.
•Other U.S. Thermal volume is expected to be 3.6—4.0 million tons at an average price of $59.00 per ton and costs of approximately $48—$52 per ton.
2026 Guidance Targets
The company updated its full-year guidance to reflect stronger seaborne thermal production, including a 0.2 million ton increase in expected export volume. Seaborne Metallurgical volume was lowered 0.6 million tons and costs are expected to increase by approximately $15 per ton, primarily due to lower Centurion production.

Powder River Basin sales volume decreased by approximately 7.5 million tons, resulting in a $1 per ton increase in costs and Other U.S. Thermal volume decreased by 0.2 million tons, both reductions reflecting weaker 2026 US coal burn.

Capital expenditure guidance was reduced by $40 million, including approximately $30 million at Centurion, primarily from the deferral of development capital for the Northern panels.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Kala Finklang
Email: ir@peabodyenergy.com

Guidance Targets

Segment Performance
	2026 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	12.7 - 12.9	10.3	$68.77	$49.50 - $54.50
Seaborne Thermal (Export)	8.3 - 8.5	5.9	$94.70	N/A
Seaborne Thermal (Domestic)	4.4	4.4	$34.00	N/A
Seaborne Metallurgical	8.9 - 9.1	6.8	$153.00	$150.00 - $155.00
PRB U.S. Thermal	76.5 - 78.5	78.5	$13.70	$13.00 - $13.50
Other U.S. Thermal	13.3 - 13.7	13.7	$57.50	$45.00 - $49.00

Other Annual Financial Metrics ($ in millions)
	2026 Full Year
SG&A	$115
Total Capital Expenditures	$300
ARO Cash Spend	$65

Supplemental Information

Seaborne Thermal	~65% of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and ~35% are expected to have a higher ash content and price at 85-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's metallurgical sales are anticipated to price at ~70% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at September 30, 2026. Weighted average quality for the PRB segment 2026 volume is approximately 8,770 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Sept. 30, 2026, Jun. 30, 2026 and Sept. 30, 2025 and the Nine Months Ended Sept. 30, 2026 and 2025

(In Millions, Except Per Share Data)
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Revenue	$1,096.3	$1,003.2	$1,012.1	$3,072.8	$2,839.2
Operating Costs and Expenses (1)	980.2	953.9	896.9	2,798.8	2,456.5
Depreciation, Depletion and Amortization	97.6	107.5	100.0	314.6	285.5
Asset Retirement Obligation Expenses	13.7	13.8	13.9	41.1	41.3
Selling and Administrative Expenses	28.8	23.3	27.4	83.7	74.5
Restructuring Charges	1.0	2.3	4.0	4.4	9.2
Costs Related to Terminated Acquisition	3.9	2.3	54.0	9.2	75.2
Net Gain on Disposals	(1.3)	(4.4)	(5.3)	(17.4)	(25.3)
Loss from Equity Affiliates	1.9	9.9	2.6	17.5	10.2
Other Operating Loss	12.9	—	—	12.9	—
Operating Loss	(42.4)	(105.4)	(81.4)	(192.0)	(87.9)
Interest Expense, Net of Capitalized Interest	18.6	12.7	10.0	42.0	32.6
Induced Conversion Expense	3.3	17.2	—	20.5	—
Change in Fair Value of Bifurcated Conversion Option	(7.2)	—	—	(7.2)	—
Interest Income	(8.5)	(12.1)	(13.9)	(33.7)	(43.1)
Net Periodic Benefit Credit, Excluding Service Cost	(12.1)	(0.3)	(7.5)	(12.8)	(22.3)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(3.3)	—	—	(3.3)	—
Loss from Continuing Operations Before Income Taxes	(33.2)	(122.9)	(70.0)	(197.5)	(55.1)
Income Tax Benefit	(4.5)	(37.0)	(3.4)	(57.5)	(1.2)
Loss from Continuing Operations, Net of Income Taxes	(28.7)	(85.9)	(66.6)	(140.0)	(53.9)
Loss from Discontinued Operations, Net of Income Taxes	(0.2)	(0.3)	(0.3)	(0.7)	(1.0)
Net Loss	(28.9)	(86.2)	(66.9)	(140.7)	(54.9)
Less: Net Income Attributable to Noncontrolling Interests	3.9	4.4	3.2	15.1	8.4
Net Loss Attributable to Common Stockholders	$(32.8)	$(90.6)	$(70.1)	$(155.8)	$(63.3)

Adjusted EBITDA (2)	$97.5	$24.0	$99.5	$204.0	$336.8

Diluted EPS - Loss from Continuing Operations (3)(4)	$(0.27)	$(0.74)	$(0.57)	$(1.27)	$(0.51)

Diluted EPS - Net Loss Attributable to Common Stockholders (3)	$(0.27)	$(0.74)	$(0.58)	$(1.28)	$(0.52)

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)
Weighted average diluted shares outstanding were 122.1 million, 122.0 million and 121.7 million during the quarters ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively. Weighted average diluted shares outstanding were 122.0 million and 121.7 million during the nine months ended September 30, 2026 and 2025, respectively.

(4)	Reflects loss from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Sept. 30, 2026 and Dec. 31, 2025

(Dollars In Millions)
	(Unaudited)
	Sept. 30, 2026	Dec. 31, 2025
Cash and Cash Equivalents	$434.3	$575.3
Accounts Receivable, Net	383.8	314.9
Inventories, Net	450.5	383.2
Other Current Assets	355.9	285.4
Total Current Assets	1,624.5	1,558.8
Property, Plant, Equipment and Mine Development, Net	3,042.2	3,153.3
Operating Lease Right-of-Use Assets	112.1	121.2
Restricted Cash and Collateral	418.4	844.1
Investments and Other Assets	122.4	127.6
Deferred Income Taxes	52.4	2.2
Total Assets	$5,372.0	$5,807.2

Current Portion of Long-Term Debt	$49.0	$15.2
Accounts Payable and Accrued Expenses	835.2	827.0
Total Current Liabilities	884.2	842.2
Long-Term Debt, Less Current Portion	247.6	321.2
Deferred Income Taxes	—	26.3
Asset Retirement Obligations, Less Current Portion	687.2	692.8
Accrued Postretirement Benefit Costs	84.0	109.2
Operating Lease Liabilities, Less Current Portion	77.5	87.5
Other Noncurrent Liabilities	145.0	145.8
Total Liabilities	2,125.5	2,225.0

Common Stock	1.9	1.9
Additional Paid-in Capital	3,852.2	4,004.8
Treasury Stock	(1,930.6)	(1,927.3)
Retained Earnings	1,172.4	1,355.9
Accumulated Other Comprehensive Income	106.1	101.1
Peabody Energy Corporation Stockholders' Equity	3,202.0	3,536.4
Noncontrolling Interests	44.5	45.8
Total Stockholders' Equity	3,246.5	3,582.2
Total Liabilities and Stockholders' Equity	$5,372.0	$5,807.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Sept. 30, 2026, Jun. 30, 2026 and Sept. 30, 2025 and the Nine Months Ended Sept. 30, 2026 and 2025

(Dollars In Millions)
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Cash Flows From Operating Activities
Net Cash (Used In) Provided By Continuing Operations	$(0.9)	$(0.7)	$122.5	$29.0	$266.8
Net Cash Used in Discontinued Operations	(0.5)	(0.7)	(0.5)	(1.8)	(1.7)
Net Cash (Used In) Provided By Operating Activities	(1.4)	(1.4)	122.0	27.2	265.1
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(59.8)	(58.4)	(116.2)	(203.6)	(280.8)
Changes in Accrued Expenses Related to Capital Expenditures	(1.6)	(1.5)	7.4	(40.2)	(34.6)
Returned Deposit Related to Terminated Acquisition	—	—	29.0	—	29.0
Proceeds from Disposal of Assets, Net of Receivables	4.6	—	4.1	10.0	16.6
Contributions to Joint Ventures	(176.3)	(172.1)	(144.9)	(514.0)	(436.2)
Distributions from Joint Ventures	180.8	173.5	148.3	514.5	455.0
Other, Net	0.9	(2.1)	0.2	(2.2)	(1.8)
Net Cash Used In Investing Activities	(51.4)	(60.6)	(72.1)	(235.5)	(252.8)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	360.0	—	360.0	—
Repayments of Long-Term Debt	(60.6)	(499.3)	(2.3)	(562.3)	(9.9)
Repayment of Loan Note Related to Terminated Acquisition	—	—	(9.3)	—	(9.3)
Payment of Debt Issuance and Other Deferred Financing Costs	(0.3)	(14.3)	—	(14.6)	(1.8)
Purchase of Capped Calls	—	(16.7)	—	(16.7)	—
Excise Taxes Paid Related to Common Stock Repurchases	—	—	—	—	(1.7)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	—	—	(3.3)	(0.8)
Dividends Paid	(9.1)	(9.1)	(9.2)	(27.4)	(27.5)
Distributions to Noncontrolling Interests	(8.7)	—	(8.1)	(16.4)	(22.8)
Net Cash Used In Financing Activities	(78.7)	(179.4)	(28.9)	(280.7)	(73.8)
Net Change in Cash, Cash Equivalents and Restricted Cash	(131.5)	(241.4)	21.0	(489.0)	(61.5)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	927.0	1,168.4	1,300.1	1,284.5	1,382.6
Cash, Cash Equivalents and Restricted Cash at End of Period	$795.5	$927.0	$1,321.1	$795.5	$1,321.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Sept. 30, 2026, Jun. 30, 2026 and Sept. 30, 2025 and the Nine Months Ended Sept. 30, 2026 and 2025

(Dollars In Millions)
Note: Management believes that non-GAAP financial measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Loss from Continuing Operations, Net of Income Taxes	$(28.7)	$(85.9)	$(66.6)	$(140.0)	$(53.9)
Depreciation, Depletion and Amortization	97.6	107.5	100.0	314.6	285.5
Asset Retirement Obligation Expenses	13.7	13.8	13.9	41.1	41.3
Restructuring Charges	1.0	2.3	4.0	4.4	9.2
Costs Related to Terminated Acquisition	3.9	2.3	54.0	9.2	75.2
Changes in Amortization of Basis Difference Related to Equity Affiliates	(0.5)	(0.7)	(0.5)	(1.8)	(1.9)
Other Operating Loss	12.9	—	—	12.9	—
Interest Expense, Net of Capitalized Interest	18.6	12.7	10.0	42.0	32.6
Induced Conversion Expense	3.3	17.2	—	20.5	—
Change in Fair Value of Bifurcated Conversion Option	(7.2)	—	—	(7.2)	—
Interest Income	(8.5)	(12.1)	(13.9)	(33.7)	(43.1)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(3.3)	—	—	(3.3)	—
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(0.8)	3.9	2.3	2.8	(6.1)
Take-or-Pay Contract-Based Intangible Recognition	—	—	(0.3)	—	(0.8)
Income Tax Benefit	(4.5)	(37.0)	(3.4)	(57.5)	(1.2)
Adjusted EBITDA (1)	$97.5	$24.0	$99.5	$204.0	$336.8

Operating Costs and Expenses	$980.2	$953.9	$896.9	$2,798.8	$2,456.5
Unrealized Gains (Losses) on Foreign Currency Option Contracts	0.8	(3.9)	(2.3)	(2.8)	6.1
Take-or-Pay Contract-Based Intangible Recognition	—	—	0.3	—	0.8
Net Periodic Benefit Credit, Excluding Service Cost	(12.1)	(0.3)	(7.5)	(12.8)	(22.3)
Total Segment Costs (2)	$968.9	$949.7	$887.4	$2,783.2	$2,441.1

(1)	Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the reportable segments’ operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by the chief operating decision maker as the primary financial metric to measure each segment's operating performance against expected results and to allocate resources, including capital investment in mining operations and potential expansions.
(2)	Total Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each reportable segment's operating performance, as displayed in the reconciliation above. Total Segment Costs is used by management as a component of a metric to measure each segment's operating performance.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.
.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Sept. 30, 2026, Jun. 30, 2026 and Sept. 30, 2025 and the Nine Months Ended Sept. 30, 2026 and 2025

	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2026	2026	2025	2026	2025
Tons Sold (In Millions)	28.3	24.9	32.5	82.8	90.1

Revenue Summary (In Millions)
Seaborne Thermal	$241.6	$230.6	$242.7	$669.7	$702.9
Seaborne Metallurgical	366.0	358.3	258.9	1,007.3	731.2

Powder River Basin	268.1	223.8	301.4	781.4	852.7
Other U.S. Thermal	206.1	163.2	192.0	553.8	515.8
Total U.S. Thermal	474.2	387.0	493.4	1,335.2	1,368.5
Corporate and Other	14.5	27.3	17.1	60.6	36.6
Total	$1,096.3	$1,003.2	$1,012.1	$3,072.8	$2,839.2

Total Segment Costs Summary (In Millions) (1)
Seaborne Thermal	$176.1	$178.5	$201.7	$503.6	$544.2
Seaborne Metallurgical	360.8	375.3	231.1	1,026.1	699.4

Powder River Basin	253.1	230.9	249.7	749.8	721.7
Other U.S. Thermal	180.6	136.3	185.1	463.6	462.5
Total U.S. Thermal	433.7	367.2	434.8	1,213.4	1,184.2
Corporate and Other	(1.7)	28.7	19.8	40.1	13.3
Total	$968.9	$949.7	$887.4	$2,783.2	$2,441.1

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal	$65.5	$52.1	$41.0	$166.1	$158.7
Adjusted EBITDA - Seaborne Metallurgical	5.2	(17.0)	27.8	(18.8)	31.8

Adjusted EBITDA - Powder River Basin	15.0	(7.1)	51.7	31.6	131.0
Adjusted EBITDA - Other U.S. Thermal	25.5	26.9	6.9	90.2	53.3
Adjusted EBITDA - Total U.S. Thermal	40.5	19.8	58.6	121.8	184.3
Middlemount	(4.1)	(10.1)	(1.7)	(19.2)	(9.9)
Resource Management Results (2)	5.4	8.3	5.3	27.7	28.1
Selling and Administrative Expenses	(28.8)	(23.3)	(27.4)	(83.7)	(74.5)
Other Operating Costs, Net (3)	13.8	(5.8)	(4.1)	10.1	18.3
Adjusted EBITDA (1)	$97.5	$24.0	$99.5	$204.0	$336.8

(1)	Total Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(2)	Includes gains (losses) on certain surplus coal reserve, coal resource and surface land sales and property management costs and revenue.
(3)	Includes trading and brokerage activities, costs associated with post-mining activities, gains (losses) on certain asset disposals, minimum charges on certain transportation-related contracts, results from the Company’s other equity method investments, costs associated with suspended operations, holding costs associated with the Centurion Mine, the impact of foreign currency remeasurement and expenses related to the Company’s other commercial activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding guidance targets, geological conditions, the timing and expected benefits of engineering modifications and operating improvements at the Centurion mine, the shareholder return framework, execution of the Company’s operating plans, market conditions for the Company’s products, reclamation obligations, financial outlook, potential acquisitions and strategic investments, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, that are described in Peabody's periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2025, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.